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                                                                    EXHIBIT 99.1

   SUNOCO ANNOUNCES SHUTDOWN OF YABUCOA, PUERTO RICO REFINERY AND THREE BLEND PLANTS; EXPECTS OPERATING INCOME IN FIRST QUARTER 2001 OF $1.00 TO $1.11 PER
                                     SHARE

     PHILADELPHIA, March 21 -- Sunoco, Inc. (NYSE: SUN) today announced its plan to shut down its Yabucoa, Puerto Rico refinery and lubricants blend plants in Marcus Hook, PA, Tulsa, OK and Richmond, CA. The refinery will be shut down in May, while the Marcus Hook blend plant, which handles products from Yabucoa, will be shut down in early July when its inventories are depleted. The timing of the Tulsa and Richmond shutdowns has not yet been finalized. Previously, Sunoco had signed a letter of intent to sell the Tulsa and Richmond blend plants, but the parties were unable to come to a final resolution on this arrangement and discussions have been terminated. Efforts continue to sell the Yabucoa refinery. The company will continue to operate its Tulsa refinery to make the current slate of fuels and lubricant products for sale into the wholesale markets.

     John G. Drosdick, Sunoco's Chairman, CEO and President said, "Last September we announced our intention to exit a significant portion of our lubricants business -- branded marketing under the Kendall(R) and Sunoco(R) labels and manufacturing at our Yabucoa refinery. These decisions were made because these assets had not generated a sufficient return on capital employed." Drosdick continued, "Over the past six months, we have had discussions with a number of parties interested in purchasing these assets, but we have been unable to reach an agreement to sell the refinery or the lubricants blend facilities. Throughout the restructuring process, we have carefully considered the impact on our employees and the surrounding communities of shutting down these facilities. However, with the impending sale of our branded business and the absence of acceptable offers for the other assets held for sale, we must now move forward with the shutdown process and conclude the restructuring of this business. We will continue to consider any credible purchase offers for the refinery which we receive in the future."

     The company previously announced that it had signed a letter of intent to sell its Kendall(R) motor oil brand, and the customer lists and other related assets for both the Sunoco(R) and Kendall(R) brand labels to Tosco Corporation. A definitive agreement has now been signed with Tosco and the transaction is expected to close by no later than March 31. The Sunoco trademark is not part of the sale.

     In the third quarter of 2000, Sunoco recorded a $123 million after-tax non-cash charge to write-down its lubricants assets held for sale to their estimated net realizable values. In connection with the decision to shut down the facilities discussed above, Sunoco will recognize an after-tax charge of approximately $55 million in the first half of 2001 for employee terminations and other required exit costs. Actual expenditures for these items will occur over several years. However, liquidation of related working capital over the next few quarters is expected to generate cash flow in excess of these expenditures and could result in a significant gain, which would partially offset the shutdown charge.
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     Sunoco separately announced today that it expects operating income in the range of $1.00 to $1.11 per share ($85 to $95 million) for the first quarter of 2001. The company indicated that this compares to the current consensus estimate of $.98 per share for the first quarter of 2001 and operating earnings of $.75 per share for the first quarter of 2000.

     Sunoco, Inc. (NYSE: SUN), headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 730,000 barrels per day of refining capacity, almost 3,900 retail sites selling gasoline and convenience items, interests in over 10,000 miles of crude oil and refined product pipelines and 35 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a growing force in petrochemicals with over nine billion pounds of annual production capacity, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures almost two million tons annually of high-quality metallurgical-grade coke for use in the steel industry. For additional information, visit Sunoco's web site at www.SunocoInc.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco's business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in industry-wide refined product and chemical margins; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; and plant construction/repair delays. These and other applicable risks and uncertainties have been described more fully in Sunoco's 2000 Form 10-K filed with the Securities and Exchange Commission on March 1, 2001. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.